Exhibit 10.44

IBM Credit Corporation

FORM OF ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING
FLEXIBLE PAYMENT PLAN

This Addendum (“Addendum”) to the Agreement for Wholesale Financing is hereby dated this      day of      , 2001 by and among IBM Credit Corporation, a Delaware corporation with a place of business at 1500 RiverEdge Parkway, Atlanta, GA 30328 (“IBM Credit”), Xybernaut Corporation, a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 12701 Fair Lakes Circle, Fairfax, VA 22033 (“XC”) and Xybernaut Solutions, Inc., a corporation duly organized under the laws of the State of Virginia, with its principal place of business at 8618 Westwood Center Drive, Vienna, VA      (“XSI”). XC and XSI are each referred to herein as a “Customer” or, collectively, the “Customers”. Notwithstanding the foregoing, any obligation of a Customer or Customers herein shall be the joint and several obligation of XC and XSI. IBM Credit and Customers agree as follows:

WITNESSETH

         WHEREAS, Customers and IBM Credit have entered into that certain Agreement for Wholesale Financing dated as of December 1, 1999, as amended, modified or otherwise supplemented from time to time, the “AWF”)(the AWF and this Addendum together hereinafter referred to as the “Agreement”);

         WHEREAS, pursuant to the AWF, Customers purchase from Persons approved in writing by IBM Credit for the purposes of this Addendum and the AWF (the “Authorized Suppliers”) computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers (the “Products”);

         WHEREAS, Customers have also requested that IBM Credit finance Customers’ working capital requirements, and IBM Credit is willing to provide such financing to Customers subject to the terms and conditions set forth in this Addendum.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the AWF is hereby amended as follows:

Section 1.0 Definitions.

The definitions contained in the AWF apply to this Addendum unless otherwise indicated.

“Accounts” as defined in the U.C.C.

“Account Debtor” shall mean any Person required to make payment to any Customer for the purchase of inventory, acquisition of software and/or services or any other Person who has a debt obligation owing to any Customer.

“Affiliate” shall mean with respect to any Person, any other Person (the “Affiliate”) meeting one of the following unless agreed to otherwise in writing: (i) at least 10% of the Affiliate’s equity is owned, directly or indirectly, by such Person; (ii) at least 10% of such Person’s equity is owned, directly or indirectly, by the Affiliate; or (iii) at least 10% of such Person’s equity and at least 10% of the Affiliate’s equity is owned, directly or indirectly, by the same Person or Persons. All of any Customer’s officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of Customers for purposes of this Agreement.

“AWF Outstanding Indebtedness” shall mean the total amount of Customers’ indebtedness for all loans and advances outstanding under the AWF from time to time and all accrued and unpaid financing charges and fees relating thereto.

“Collateral” as defined in Section 5 of this Agreement.

“Concentration Accounts” shall mean an Eligible Account that, individually, or when aggregated with all Customers’ other outstanding Accounts of the same Account Debtor and such Account Debtor’s Affiliates, constitute more than five percent (5%) of the net outstanding balance of all Eligible Accounts of any Customer then outstanding for all Account Debtors.

“Concentration Account Debtor” shall mean, at any time, any Account Debtor obligated to Customers with respect to, or on account of, a Concentration Account.

“Equipment” shall mean all of Customers’ equipment including software, now owned or hereafter acquired, bearing the trademarks or trade names that IBM Credit has approved any Customer for financing under the terms of the AWF and all attachments, accessories, additions and accessions thereto, and returns, repossessions, exchanges, substitutions and replacements thereof and all documents relating thereto.

“FPP Outstanding Indebtedness” shall mean the total amount of Customers’ indebtedness for all loans and advances outstanding under this Addendum from time to time (including, but not limited to Product Advances, Takeout Advances, PRO Advances and WCO Advances as such terms are defined herein), and all accrued and unpaid financing charges and fees relating thereto.

“Inventory” shall mean all of Customers’ inventory including software, now owned or hereafter acquired, bearing the trademarks or trade names that IBM Credit has approved any Customer for financing under the terms of the AWF and all attachments, accessories, additions and accessions thereto, and returns, repossessions, exchanges, substitutions and replacements thereof.

“Obligations” shall mean all loans and advances, including but not limited to AWF Outstanding Indebtedness and FPP Outstanding Indebtedness; covenants; agreements; warranties; duties; representations; any third party claims against Customers satisfied or acquired by IBM Credit; liabilities and indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from any Customer to IBM Credit, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, secured, unsecured or arising under the Agreement, or any agreements or documents previously, now or hereafter executed by any Customer and delivered to IBM Credit or by oral agreement or operation of law and whether or not evidenced by instruments of indebtedness.

“Person” shall mean any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

“Prime Rate” shall mean, as of the date of determination, the average of the rates of interest announced by Citibank, N.A., Chase Manhattan Bank and Bank of America National Trust & Savings Association (or any bank which IBM Credit uses in its normal course of business of determining Prime Rate) as their prime or base rate, as of the last business day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

“PRO Advances” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Products” shall mean Inventory, Equipment and Services.

“Product Advances” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Takeout Advances” shall have the meaning ascribed thereto in Section 4.1 hereof.

“Total Outstanding Indebtedness” shall mean the total of AWF Outstanding Indebtedness and FPP Outstanding Indebtedness.

“Total Qualifying Collateral Value” shall mean the total of: (a) the aggregate wholesale invoice price, net of all applicable price reduction credits, of all Inventory in Customers’ possession as reflected on the most recent Monthly Report furnished pursuant to Paragraph 7.1 hereof, plus (b) the value of Customers’ Eligible Accounts as reflected on the most recent Monthly Report furnished pursuant to Paragraph 7.1 hereof multiplied by the Valuation Percentage of Eligible Accounts set forth in Exhibit A hereto, plus (c) the value of any additional collateral acceptable to IBM Credit which Customers have or may hereafter provide (the “Additional Collateral”) multiplied by the Valuation Percentage of Additional Collateral, all as set forth in Exhibit A hereto.

“WCO Advances” shall have the meaning ascribed thereto in Section 4.3 hereof.

Section 2.0 General Terms and Provisions.

2.1	Addendum.

         (a)  The provisions of this Addendum are incorporated into and supplement the AWF as if fully set forth as additional terms therein. In the event of a conflict between the terms of this Addendum and the terms of the AWF, the terms of this Addendum will control in determining the agreement between IBM Credit and Customers.

         (b)  Exhibit A is incorporated herein. IBM Credit may modify Exhibit A from time to time by providing Customers with a new Exhibit A. Any such new Exhibit A shall be effective as of the date specified in the new Exhibit A. Customers will have accepted the new Exhibit A if a Customer does not notify IBM Credit in writing of its rejection of the new Exhibit A within thirty (30) days of the date IBM Credit mails any such new Exhibit A to Customers. In the event any Customer rejects a new Exhibit A, IBM Credit shall have no further obligation under this Addendum to make loans or advances or other financial accommodations to Customers effective on the earlier of (i) the date of the written rejection or (ii) the thirty-first day after IBM Credit mailed to Customers the new Exhibit A which was not accepted by a Customer, and all of Customers’ FPP Outstanding Indebtedness to IBM Credit shall be due and payable in its entirety in accordance with the then prevailing terms. Only one Exhibit A, the one with the most recent Effective Date, shall be in force at any time (“Current Exhibit A”).

         (c)  Any Addendum to the AWF for the Extended Scheduled Payment Program or Large Sale Financing Option executed by any Customer and IBM Credit prior to this Addendum is hereby superseded by this Addendum and terminated.

2.2	General Description of Credit Offerings.

         (a)  The primary purpose of this Addendum is to enable Customers to participate in IBM Credit’s Flexible Payment Plan (“FPP”) pursuant to which Customers may extend the due date for repayment of advances from IBM Credit for the purchase of Products (“Product Advances”) for the period set forth in Exhibit A hereto (the “Financing Period”).

         (b)  The secondary purpose of this Addendum is to provide Customers with three options (collectively, the “FPP Options”) for requesting cash or credit advances for various purposes. The FPP Options consist of the Takeout Advance Option, the Payment Reschedule Option and the Working Capital Option described in Section 5 of this Addendum.

2.3	Maximum Allowable Indebtedness.

         Customers’ Total Outstanding Indebtedness shall at no time exceed an amount (the “Maximum Allowable Indebtedness”) equal to the lesser of: (a) the amount set forth in Exhibit A as the “FPP Credit Line”, or (b) Customers’ Total Qualifying Collateral Value.

2.4	Available Credit.

         The maximum amount which Customers may borrow under this Addendum in any given instance (“Available Credit”) shall be equal to (a) the Maximum Allowable Indebtedness, less (b) Customers’ Total Outstanding Indebtedness.

2.5	Shortfall Amount.

         If at any time the amount of Customers’ Total Outstanding Indebtedness exceeds the amount of Customers’ Maximum Allowable Indebtedness, Customers agree to pay immediately to IBM Credit an amount equal to such excess (“Shortfall Amount”) upon the earliest to occur of (a) demand for payment by IBM Credit, (b) the delivery of Customers’ Collateral Report, delivered in accordance with Paragraph 7.1, indicating such Shortfall Amount or (c) any Customer’s independent determination of such Shortfall Amount.

2.6	Shortfall Transaction Fee.

         IBM Credit will charge Customers a fee (“Shortfall Transaction Fee”) for each occurrence of a Shortfall Amount unless Customers have timely paid IBM Credit the amount of such Shortfall Amount in accordance with Paragraph 2.5. Shortfall Transaction Fees are calculated by multiplying the Shortfall Amount times the rate specified in Exhibit A.

2.7	Calculation of Financing Charges and Delinquency Fee.

         All financing charges and the Delinquency Fee provided for herein are computed on the basis of an actual-day, 360-day year and are calculated by multiplying the applicable period rate for the billing period times the applicable Average Daily Balance of Customers’ FPP Outstanding Indebtedness during said period. The “Average Daily Balance” of Customers’ FPP Outstanding Indebtedness shall equal the sum of the outstanding principal balances as of each day during the billing period divided by the number of days in the billing period. The financing charges and the Delinquency Fee shall accrue at the lesser of (a) the applicable per annum rate specified in Exhibit A, or (b) the highest rate of interest from time to time permitted by applicable law. Any amount received from Customers in excess of the highest rate of interest from time to time permitted by applicable law shall be considered reductions to principal to the extent of such excess. The financing charges and the Delinquency Fee shall be based upon floating rates which shall be adjusted as of the first day of each month based upon the prevailing Prime Rate in effect as of the last day of the immediately preceding month.

2.8	Delinquency Fee.

         In the event any Customer is delinquent in making any payment to IBM Credit when due hereunder, IBM Credit will charge a fee (“Delinquency Fee”) to Customer at the per annum rate specified in Exhibit A, based on the Average Daily Balance of the delinquent amount from the original due date of the delinquent payment to the date of payment. Customers shall pay such fee to IBM Credit as specified and set forth in its monthly billing statement.

2.9	FPP Application Processing Fee.

         IBM Credit will charge a one-time fee to Customers, in an amount specified by IBM Credit in Exhibit A, and Customers shall pay such fee to IBM Credit when invoiced by IBM Credit. Such fee shall not be deemed to be an origination or commitment fee.

2.10	FPP Monthly Service Fee.

         IBM Credit will charge a flat fee to Customers, in the amount specified by IBM Credit in Exhibit A. This fee will be set forth in Customers’ monthly billing statement from IBM Credit and will be due in accordance with the terms stated on the monthly billing statement. Such fee shall not be deemed to be an origination or commitment fee.

2.11	Statement of Transaction.

         In accordance with the terms of the AWF, IBM Credit will send the requesting Customer a Statement of Transaction notifying such Customer of each advance under this Addendum. Upon receipt of such Statement of Transaction, Customers shall be considered to have acknowledged the advance in the amount indicated on the Statement of Transaction unless such Customer notifies IBM Credit, in writing, of any correction or objection claimed within seven (7) business days after such Statement of Transaction is delivered to Customers by IBM Credit.

2.12	Billings.

         IBM Credit shall send to Customers, at monthly or other intervals, a statement of all amounts, including principal, accrued financing charges, fees and costs due and not paid with respect to this Addendum. All such amounts shall be due and payable in accordance with the terms of such billing statement. Customers shall be considered to have acknowledged as due such amounts indicated on any such statement unless Customers object to IBM Credit in writing, within seven (7) business days after such statement is delivered to Customers by IBM Credit.

2.13	Place of Payment.

         All payments of sums due from Customers to IBM Credit shall be delivered to IBM Credit at the address first above written, or at such other address as IBM Credit may from time to time, in writing, designate.

2.14	Prepayment.

         Customers may elect, at any time, without premium or penalty to prepay all or part of the principal amount outstanding as IBM Product Advances or under an FPP Option. Customers will indicate to IBM Credit, in its remittance advice report, which amounts are to be prepaid (“PrePayments”).

Section 3.0   FPP Provisions

3.1	Product Advances.

         Provided that Customers have adequate Available Credit and provided that no Event of Default has occurred under the Agreement, pursuant to the FPP Addendum, IBM Credit shall advance funds for the account of the applicable Customer in payment of invoice rendered to such Customer for such Customer’s authorized purchases of Products. Each such advance shall be deemed to be a Product Advance. Confirmation of each such advance shall be reflected in a Statement of Transaction which shall identify the date upon which an advance is made; said date shall be described in the Statement of Transaction as the “Date of Note”.

3.2	FPP Financing Charge.

No finance charge shall accrue on any Product Advance during the No Charge Financing Days, if any, applicable to such Product Advance. Each Product Advance shall be due and payable on the Common Due Date for such Product Advance. Customers may, at their option, repay a Product Advance by requesting IBM Credit to apply all or any part of the principal amount of a WCO Advance to the outstanding Product Advance. Customers’ request for such application shall be made in accordance with Section 4.3. When so requested and subject to the terms and conditions of this Addendum, IBM Credit shall apply the amount so requested to the amounts due in respect of the outstanding Product Advances. Nothing contained herein shall relieve Customers of their obligation to repay Product Advances when due. Each Product Advance shall accrue a finance charge on the Average Daily Balance thereof from and including the first (1st) day following the end of the No Charge Financing Days, if any, for such Product Advance, or if no such No Charge Financing Days shall be in effect, from and including the Date of Note for such Product Advance, in each case, to and including the date such Product Advance shall become due and payable in accordance with the terms of this Addendum, at a per annum rate equal to the lesser of (a) the finance charge set forth in Exhibit A to this Addendum as the “FPP Financing Charge” and (b) the highest rate from time to time permitted by applicable law.

         In addition, for any Product Advance with respect to which No Charge Financing Days shall not be in effect, Customers shall pay a Free Financing Period Exclusion Fee for such Product Advance multiplied by the rate set forth in Exhibit A. Such fee shall be due and payable on the Common Due Date for such Product Advance. If it is determined that amounts received from Customers were in excess of the highest rate permitted by law, then the amount representing such excess shall be considered reductions to principal of Advances.

3.3	Repayment of Product Advances.

         The Financing Period specified in Exhibit A shall commence to run on the Date of Note applicable to each Product Advance. At the expiration of the Financing Period for each Product Advance, repayment of the total amount of such advance shall be due to IBM Credit on the date determined as follows: If the expiration of the Financing Period occurs on a date from: (i) the first through the tenth of a month, then payment shall be due on the fifth day of such month; (ii) the eleventh through the twentieth of the month; then payment shall be due on the fifteenth day of such month; and (iii) the twenty-first through the thirty-first of the month, then payment shall be due on the twenty-fifth date of such month. Said dates are referred to as “Common Payment Due Dates”.

         Customers hereby acknowledge that IBM Credit shall have the right, in accordance with the terms of the AWF, to apply and reapply any Product Advance payments, other than PrePayments, to any Product invoices or Product Advance payments due, as IBM Credit may deem advisable, notwithstanding any entry by IBM Credit upon its books and records.

Section 4.0   FPP Options

         IBM Credit reserves the right, in its sole discretion, to amend or terminate any FPP Option requested by Customers and approved by IBM Credit at any time upon thirty (30) days written notice. All advances made by IBM Credit prior to the effective date of any proposed termination or amendment of any FPP Option will not be impaired by such proposed termination or amendment.

4.1	Takeout Advance Option.

         Provided that Customers have adequate Available Credit and provided that no Event of Default has occurred under the Agreement, pursuant to the Takeout Advance Option, Customers may in writing request an advance (“Takeout Advance”) in an amount sufficient to pay off and discharge all remaining indebtedness it has with other lenders to meet IBM Credit’s requirements for acceptance of this Addendum. IBM CREDIT MAY, IN ITS SOLE DISCRETION, PROVIDE SUCH TAKEOUT ADVANCE.

         Customers must complete all of the IBM Credit required documents (“Other Documents” as identified in Exhibit A), which are required to assure IBM Credit a valid and enforceable first priority security position in Customers’ Collateral

         The Takeout Advance shall accrue a finance charge during the period from the date such advance is made to maturity at the per annum rate specified in Exhibit B as the “FPP Takeout Advance Financing Charge”. From and after maturity, the delinquent portion of the Takeout Advance shall accrue a Delinquency Fee in accordance with Paragraph 2.8 hereof.

         Customers shall repay the Takeout Advance according to the repayment schedule set forth in Exhibit B. All amounts due and unpaid will be set forth in Customers’ monthly billing statement.

4.2	Payment Reschedule Option.

         Provided that Customers have adequate Available Credit and provided that no Event of Default has occurred under the Agreement, pursuant to the Payment Reschedule Option (“PRO”), a Customer may request IBM Credit to provide a credit advance to repay, all or any part of any Product Advance when due. Such Customer shall provide IBM Credit with a written request (“Reschedule Request”) for a PRO advance (“PRO Advance”) for periods of 10 day increments (“PRO Term”) up to the maximum approved term set forth in Exhibit A (“Maximum PRO Term”).

         The Rescheduled Request must state the PRO Advance amount requested, and the month, day and year of the Common Payment Due Date, as set forth in Customers’ applicable monthly billing statement from IBM Credit, or the Product Advance or part thereof to be rescheduled. Each Reschedule Request is subject to IBM Credit’s written approval and shall not exceed the Maximum PRO Term. IBM CREDIT MAY, IN ITS SOLE DISCRETION, PROVIDE SUCH PRO ADVANCE.

         If a Reschedule Request is approved by IBM Credit, the PRO Term shall commence on the Common Payment Due Date for the Product Advance or part thereof being paid by the PRO Advance and shall end on the last day of the approved PRO Term. Payment for the PRO Advance shall be due on the last day of the PRO Term. Payments due for PRO Advances are not eligible for rescheduling under the PRO.

         Customers cannot use the PRO to reschedule any Product Advance or part thereof on any Common Payment Due Date on which any Customer will take a discount offered by IBM Credit for invoice amounts paid in full within fifteen (15) days of IBM Credit’s Date of Note. This discount is referred to as the High Turnover Option (“HTO”).

         Each PRO Advance shall accrue a finance charge during the period from the date such advance is made of maturity at the per annum rate specified in Exhibit A as the “FPP PRO Financing Charge”. From and after maturity, the delinquent portion of a PRO Advance shall accrue a Delinquency Fee in accordance with Paragraph 2.8 hereof.

4.3	Working Capital Option.

         Provided that Customers have adequate Available Credit and provided that no Event of Default has occurred under the Agreement, pursuant to the Working Capital Option (“WCO”), Customers may request IBM Credit to provide cash advances (“WCO Advances”). Customers shall provide IBM Credit with a written request (“WCO Advance Request”) for a period (“WCO Term”) up to the maximum approved term set forth in Exhibit A (“Maximum WCO Term”).

         The WCO Advance Request must state the WCO Advance amount requested. Each WCO Advance Request is subject to IBM Credit’s approval and shall not exceed the Maximum WCO Term. IBM CREDIT MAY, IN ITS SOLE DISCRETION, PROVIDE SUCH WCO ADVANCE.

         If a WCO Advance Request is approved by IBM Credit, the WCO Term shall commence on the date that the WCO Advance is made and shall end on the last day of the approved WCO Term.

         At the conclusion of the WCO Term applicable to the WCO Advance, the outstanding WCO Advance will be automatically renewed for another period equal to the Maximum WCO Term unless IBM

Credit informs Customers, in writing, at least thirty (30) days prior to the conclusion of the current WCO Term that such WCO Advance will not be renewed. If the outstanding WCO Advance is not renewed by IBM Credit, Customers agree to repay the outstanding WCO Advance to IBM Credit no later than the last day of the current WCO Term.

         Each WCO Advance shall accrue a finance charge during the period from the date such advance is made to maturity at the per annum rate specified in Exhibit A as the “FPP WCO Financing Charge”. From and after maturity, the delinquent portion of a WCO Advance shall accrue a Delinquency Fee in accordance with Paragraph 2.8 hereof.

Section 5.0 Security — Collateral.

5.1	Collateral Grant.

         To secure Customers’ full and punctual payment and performance of the Obligations (including obligations under any leases Customers may enter into, now or in the future, with IBM Credit) when due (whether at the stated maturity, by acceleration or otherwise), Customers hereby grant IBM Credit a security interest in all of Customers’ personal property, whether now owned or hereafter acquired or existing and wherever located, including the following: all goods, including inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor, and all price protection payments, credits, discounts, incentive payments, rebates and refunds arising therefrom; all accounts, chattel paper, instruments, negotiable documents, promissory notes, deposit accounts, commercial tort claims, investment property, pledged notes, letter of credit rights, supporting obligations, obligations of any kind owing to Customers, all substitutions and replacements for all of the foregoing, and all products or proceeds of all of the foregoing. All of the above assets are defined pursuant to the provisions of Article 9 of the U.C.C. and are hereinafter collectively referred to as the “Collateral”.

5.2	Collateral Covenants.

         Customers covenant and agree with IBM Credit that:

         (a)  IBM Credit may file with any filing office such financing statements, amendments, addenda and other records naming IBM Credit as the secured party, Customers as the debtors and identifying IBM Credit’s security interest in the Collateral that IBM Credit deems necessary to perfect and maintain perfected the security interest of IBM Credit in the Collateral. Customers shall, upon IBM Credit’s request, execute and deliver to IBM Credit, or cause to be executed and delivered, such other and further documents, certificates, consents, instruments and records that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit’s security interests in the Collateral and will perform all acts specified in Exhibit A of this Addendum to ensure that IBM Credit’s security interest in Collateral shall at all times constitute a perfected, first priority security interest, and that there are not and shall at no time be, any creditors who have or claim a lien superior to IBM Credit’s in Collateral;

         (b)  the security interest granted to IBM Credit under this Addendum is in addition to any other security held from time to time by IBM Credit;

         (c)  in the event of default, IBM Credit may realize upon all or part of any Collateral, to the extent of Customers’ Total Outstanding Indebtedness, in any order it desires and any realization by any means upon any Collateral will not bar realization upon any other Collateral;

         (d)  Customers will, at IBM Credit’s request, cause any guarantors of their debt to IBM Credit to grant IBM Credit a security interest in its Collateral, and be bound by any covenants relating to the Collateral as may be specified by IBM Credit in its sole discretion;

         (e)  Customers warrant, represent and covenant that Customers have good and valid title to all the Collateral;

         (f)  Customers shall furnish to, and inform IBM Credit of, all material adverse information relating to the financial condition of any Account Debtor immediately upon a Customer’s receipt or learning thereof;

         (g)  Customers covenant and agree that all inventory rejected or returned by any Account Debtor and all inventory repossessed or stopped in transit by a Customer from any Account Debtor will be segregated from other property of such Customer, and will not be treated, for the purposes of calculating Available Credit under Paragraph 2.4, as inventory until the Accounts which resulted from such inventory are paid or appropriately credited to the Account Debtor.

         (h)  IBM Credit may, in its sole discretion, at any time, take control in any manner of any cash or noncash items of payment or proceeds of Collateral and of any rejected, returned, repossessed or stopped-in-transit inventory;

         (i)  Customers will stamp or otherwise mark all material chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to IBM Credit’s security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to IBM Credit or any agent designated by IBM Credit with appropriate endorsements and assignments to vest title and possession in IBM Credit;

         (j)  Customers will promptly notify IBM Credit in writing if any Customer shall at any time hold or acquire a commercial tort claim, providing the details thereof, and shall grant IBM Credit a security interest therein and in the proceeds thereof;

         (k)  Customers shall promptly notify IBM Credit if any Customer is or becomes a beneficiary under a letter of credit now or hereafter issued in favor of any Customer; and

         (l)  Collateral shall not be stored with a bailee, warehouseman or similar party unless Customers will, concurrently with the deliver of such Collateral to such party, cause such party to enter into an agreement acknowledging that such party holds possession of Collateral for the benefit of IBM Credit.

Section 6.0 Accounts.

6.1	Ineligible Accounts.

         IBM Credit shall have the sole right to determine eligibility of Accounts from an Account Debtor. Without limiting IBM Credit’s discretion in that regard, and unless otherwise designated in writing by IBM Credit in Exhibit A, the following Accounts will be deemed ineligible Accounts (“Ineligible Accounts”):

         (a)  Accounts created from the sale of inventory and/or performance of services that allow for payment to be made later than, (i) thirty (30) days from the date of sale or performance for commercial Account Debtors, or (ii) sixty (60) days from the date of sale or performance for state, local or United States government Account Debtors;

         (b)  Accounts unpaid more than ninety (90) days from date of invoice, except for state, local or United States government Accounts, which shall be deemed ineligible if unpaid more than one hundred twenty (120) days from date of invoice;

         (c)  Accounts of any Account Debtor, including current Accounts, with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice, except for Accounts payable by state, local or United States government Account Debtors which shall be deemed ineligible if fifty percent (50%) or more of the aggregate outstanding balance of all such Accounts remain unpaid for more than one hundred twenty (120) days from the date of invoice;

         (d)  Accounts with respect to which the Account Debtor is an officer, employee, agent, stockholder, parent, guarantor, subsidiary of Affiliate of any Customer or is otherwise related to, or has common shareholders holding 5% or more ownership or equity interest in such Account Debtor, officers or directors with, any Customer;

         (e)  Accounts arising from consignment sales;

         (f)  except for state, local and United States government institutions and public educational institutions, Accounts with respect to which the payment by the Account Debtor is or may be conditional;

         (g)  except for state, local and United States government institutions, and public educational institutions, all other Accounts with respect to which;

(i) the Account Debtor is not a commercial entity; or

(ii) The Account Debtor is not a resident of the United States or Canada;

         (h)  Accounts with respect to which any Customer is or may become liable to the Account Debtor thereof for inventory sold or services rendered by such Account Debtor to such Customer;

         (i)  Accounts arising from the sale of goods purchased for a personal, family or household purpose;

         (j)  Accounts which represent inventory or equipment that have been used for demonstration purposes or loaned by any Customer to another party;

         (k)  Accounts which are progress or milestone payment accounts or subject to offset or recoupment by the Account Debtor;

         (l)  Accounts which are, or any Customer knows will become, subject to proceedings under United States Bankruptcy Code or other Laws for the relief of debtors;

         (m)  Accounts which are not payable in US Dollars;

         (n)  Accounts payable by any Account Debtor that is a remarketer of computer hardware and software products and whose purchases of such products from Customer have been financed by another Person, other than IBM Credit, who pays the proceeds of such financing directly to Customer on behalf of such debtor (“Third Party Financer”) unless (i) such Third Party Financer does not have a separate financing relationship with Customer or (ii) such Third Party Financer has a separate financing relationship with Customer and has waived its right to set off its obligations to Customer;

         (o)  Accounts of any items which are billed to any Account Debtor before they are shipped by any Customer;

         (p)  Accounts with respect to which any Customer has permitted or agreed to any extension, compromise or settlement, or made any material change or modification of any kind or nature, including, but not limited to, any change or modification to the terms relating thereto;

         (q)  Accounts which do not represent undisputed bona fide transactions completed in accordance with the terms and conditions contained in the invoices and purchase orders relating thereto;

         (r)  Accounts which are discounted for the full payment term specified in any Customer’s terms and conditions with its Account Debtors, or for any longer period of time;

         (s)  Accounts on Cash on Delivery (COD) terms;

         (t)  Accounts arising from maintenance or service contracts which are billed in advance of full performance of service;

         (u)  Accounts arising from bartered transactions;

         (v)  Accounts arising from incentive payments, rebates, discounts, credits, and refunds from a supplier;

         (w)  Accounts of Xybernaut Solutions, Inc., until such time as IBM Credit determines, in its sole discretion, that XSI’s reporting is acceptable; and,

         (x)  any and all other Accounts which IBM Credit deems, in its sole discretion, to be unacceptable.

         If IBM Credit notifies a Customer that it has determined that any account is or has become an Ineligible Account, and if IBM Credit has provided any financing to Customers based on IBM Credit’s belief that such Ineligible account is or was an Eligible Account, and if a Shortfall Amount has been thus created, then Customers shall pay such Shortfall Amount to IBM Credit immediately.

6.2	Eligible Accounts.

         The aggregate of all Accounts of Customers which are not deemed to be Ineligible Accounts by IBM Credit, shall be eligible Accounts for purposes of Total Qualifying Collateral Value (“Eligible Accounts”).

6.3	Concentration Accounts.

         Without limiting IBM Credit’s other rights, IBM Credit reserves the right to, from time to time in its sole discretion, reasonably modify the percentage of the amount of Customers’ Concentration Accounts used in calculating Customers’ Valuation Percentage or eliminate Concentration Accounts in calculating Customers’ Valuation Percentage.

Section 7.0 Reports.

7.1	Collateral Reports.

         Collateral Report: To facilitate Customers’ borrowings and the maintenance of IBM Credit’s records, Customers shall, by the fifth (5th) business day of each month or as otherwise agreed in writing, furnish IBM Credit with a collateral report (“Collateral Report”), the requirements of which will be specified by IBM Credit and will include, but not be limited to, a summary of Customers’ Inventory, Eligible Accounts, Total Qualifying Collateral Value, Total Outstanding Indebtedness and any Shortfall Amount, in each case as of the last business day of the previous month or as otherwise agreed in writing.

         In addition, Customers shall submit the following reports which shall be included as attachments to the Collateral Report:

         (a)  Accounts Aging Report — This report will disclose the amounts and aging of all of Customers’ Accounts.

         (b)  Inventory Report — This report will list Customers’ Inventory by quantity, type, model, IBM Credit’s Invoice price to Customers, and the total of the line item values (quantity times invoice price) for all Inventory listed on the report.

         (c)  Accounts Payable Report — This report will disclose the amounts and aging of all of Customers’ accounts payable.

         (d)  Additional Collateral Report — This report will list any other collateral which may be required by IBM Credit.

         On the effective date of this Addendum, and once per quarter thereafter, Customers shall also submit to IBM Credit the name, address and phone number of each of its Account Debtor’s primary contacts for each Account on the Accounts Aging Report.

7.2	Financial Reports and Notices.

         Customers shall provide to IBM Credit the following items which must be prepared as set forth in Exhibit A and in accordance with generally accepted accounting principles (“GAAP”) consistently applied:

         (a)  Annual Report: This report shall be delivered by Customers annually within ninety (90) days after the end of Customers’ fiscal year. The report will include a reasonably detailed balance sheet, profit and loss statement, statement of retained earnings, and statement of cash flows, covering Customers’ operations for such fiscal year on a consolidated and consolidating (US operation) basis.

         (b)  Quarterly Report: This report shall be delivered by Customers within forty-five (45) days after the end of each of Customers’ fiscal quarters and shall be current as of the last day of the quarter. Each report shall include a reasonably detailed balance sheet, profit and loss statement, statement of retained earnings, and statement of cash flows, covering Customers’ operations for such quarter on a consolidated and consolidating (US operation) basis.

         (c)  Monthly Interim Statements: These statements shall be delivered within thirty (30) days after written request by IBM Credit and shall be current as of the last day of the preceding month. The statement may be prepared by Customers and shall include a reasonably detailed balance sheet, a detailed profit and loss statement, statement of retained earnings, and statement of cash flows, covering Customers’ operations for such month on a consolidated and consolidating (US operation) basis.

         (d)  Other Reports: Any other report reasonably requested by IBM Credit which relates to the Collateral or the financial condition of Customers, which report shall be due within ten (10) business days after the request by IBM Credit for such report.

         (e)  Notice of Material Adverse Change: Customers agree to provide to IBM Credit written notice of any event or development that reasonably would have or would reasonably be likely to have a material adverse change or effect on any Customer’s condition (financial or otherwise), operations or properties as soon as such event or development is known or available for disclosure and in any event within forty-five (45) days after the end of each of Customers’ fiscal quarters; but in no event before permitted by applicable law.

Section 8.0 Collections.

         (a)  Customers shall establish and maintain a lockbox (“Lockbox”) at the address set forth in Exhibit A with the financial institution listed in Exhibit A (the “Bank”), pursuant to an agreement between Customers and Bank in form and substance satisfactory to IBM Credit. Customers shall also establish and maintain a deposit account which shall contain only proceeds of Customers’ Accounts (“Special Account”) with Bank. Customers shall enter into a control agreement with Bank and IBM Credit in form and substance satisfactory to IBM Credit pursuant to which, among other things, Bank shall agree that its security interest in the deposit account is subordinate to IBM Credit’s security interest and that upon notice from IBM Credit, disbursements from the Lockbox or the Special Account shall be made only as IBM Credit shall direct, without further consent by Customers.

         (b)  Customers shall direct all Account Debtors to send all payments to Customers’ lockbox. In addition, Customers shall have such instruction printed in conspicuous type on all invoices. Customers shall instruct Bank to deposit all remittances to the Lockbox into the Special Account. Customers further agree that they shall not deposit or permit any deposits of funds other than remittances paid in respect of the Accounts into the Special Account or permit any commingling of funds with such remittances in the Lockbox or Special Account.

         (c)  Without limiting the Customers’ foregoing obligations, if, at any time, any Customer receives a remittance directly from an Account Debtor, then such Customer shall make entries on its books and records in a manner that shall reasonably identify such remittances and shall keep a separate account on its record books of all remittances so received and deposit the same into Special Account. Until so deposited into the Special Account, Customers shall keep all remittances received in respect of Accounts separate from Customers’ other property so that they are capable of identification as the proceeds of Accounts in which IBM Credit has a security interest.

Section 9.0 Power of Attorney.

         Each Customer hereby irrevocably appoints IBM Credit (and any person designated by it) as its true and lawful attorney-in-fact with full power, as it pertains to the loan, at any time, in the sole discretion of IBM Credit, to:

         (a)  demand payment, enforce payment and otherwise exercise all of the applicable Customer’s rights and remedies with respect to the collection of any Accounts in the name of such Customer or IBM Credit;

         (b)  prepare, file and sign the applicable Customer’s name on any proof of claim in bankruptcy or similar document against any Account Debtor;

         (c)  endorse the name of the applicable Customer upon any check, chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral;

         (d)  sign the name of the applicable Customer to verifications of Accounts and notices thereof to Account Debtors; and

         (e)  subject to any agreement between IBM Credit and such Bank, direct the Bank maintaining any Lockbox or Special Account to pay the funds on deposit to IBM Credit for application to the Obligations, or as otherwise directed by IBM Credit.

Section 10.0 Release.

         IBM Credit shall have no obligation to preserve rights to Accounts against others and Customers hereby waive and release IBM Credit from any and all claims and causes of action which Customers may now or hereafter have for any loss or damage to Customers claimed by Customers to be caused by, or arising from, IBM Credit’s actions and/or omissions relating to any Account Debtors, including but not limited to:

         (a)  any failure of IBM Credit to protect, enforce or collect, in whole or in any part, an Account;

         (b)  IBM Credit’s notification to any Account Debtor thereon of IBM Credit’s security interest in any of the Accounts; and

         (c)  any other act or omission to act on the part of IBM Credit, its officers, agents or employees, except for willful misconduct or gross negligence.

Section 11.0   Audit.

11.1	Books and Records/Location of Collateral.

         Each Customer represents and warrants that it keeps and maintains all of its books and records pertaining to the Accounts (including its Debtor Invoices) and the Collateral (collectively referred to hereafter as “Books and Records”) at its principal place of business as designated in this Addendum or any Exhibit attached hereto. Customers agree to give IBM Credit at least thirty (30) days written notice before moving any such Books and Records or Collateral to any other location.

         Customers shall immediately notify IBM Credit of any change in address for any inventory not stored at a Customer’s principal place of business; except for inventory sold in the ordinary course of business and Collateral in transit.

         Customers shall make entries in their Books and Records disclosing IBM Credit’s security interest in the Collateral.

11.2	End User Invoices.

         Customers will maintain an invoice for each unit of Collateral sold or licensed (“End User Invoice”).

         An End User Invoice will include the name and address of the Person who acquires product and services from a Customer (“End User”), the shipped-to address of End User, the billed-to address of End User, the date of sale or license, the date of shipment of End User, and a description of the Collateral sold or licensed. Such description shall include, where available, the product type and model sold or licensed, the product serial number if applicable, and the amount invoiced to End User. Customers will retain each End User Invoice until the later of two years after the date of sale or license or one year after final payment in full of said invoice.

11.3	Proof of Shipment.

         Customers will maintain proof of shipment of the Collateral to End User for each End User Invoice (“Proof of Shipment”). Each Proof of Shipment will contain End User’s order authorization. Customers will retain each Proof of Shipment for two years after the date of sale or license.

11.4	Right of IBM Credit to Perform Audits.

         Each Customer authorizes IBM Credit from time to time, in its sole discretion, without prior notice to any Customer, to enter its premises to audit, examine, check and make copies of such Customer’s Books and Records, files and business procedures and practices as they pertain to the Collateral.

         Customers shall, if from time to time required by IBM Credit, deliver to IBM Credit copies of End User Invoices, Proof of Shipment, delivery documents, and other such documents relating to each of their End User accounts.

         IBM Credit may, in the name of any Customer or IBM Credit, at any time verify the validity, amount or any other matter relating to any Account by mail, telephone or by other means as agreed to by the parties.

Section 12.0   Warranties, Representations, and Covenants.

12.1	Covenants. Customers shall comply at all times with any covenants outlined in the Agreement and Exhibit A.

12.2	Affirmative Warranties, Representations and Covenants.

         (a)  The first paragraph of this Addendum states the exact name of each Customer as set forth in its charter or other organizational record. In addition, each Customer’s organization identification number assigned by its State of organization is as set forth in Exhibit A.

         (b)  Each Customer is, and shall at all times during the term of this Agreement and during the term of any other agreements executed between Customers and IBM Credit be, in good standing under the laws of the state of its incorporation and the laws of the state of its principal place of business, and qualified and licensed to do business in each state, county, or parish, in which the nature of its business or property required it be qualified or licensed, unless the failure to so qualify does not have a material adverse effect.

         (c)  Customer shall provide IBM Credit at least thirty (30) days prior written notice of any change in its chief executive office or principal place of business, organization, ownership holdings or structure.

         (d)  Customer shall provide IBM Credit at least thirty (30) days written notice before moving any Books and Records or Collateral to any jurisdiction other than the jurisdictions identified to IBM Credit pursuant to Section 11.1 of this Addendum.

         (e)  On the date of execution of this Addendum, there are no actions or proceedings pending or threatened against any Customer which might result in any material adverse change in such Customer’s financial or business condition or which might in any way adversely affect any of such Customer’s assets.

         (f)  Customers shall maintain or arrange for the maintenance of all properties at which the inventory is located in good condition and repair and shall pay all costs relating thereto; Customers shall also make all rental and mortgage payments and related charges pertaining thereto.

         (g)  Customers shall advise IBM Credit of the commencement or institution of legal proceedings against any Customer before any court, administrative board or tribunal.

         (h)  Customer shall inform IBM Credit immediately when any Customer receives knowledge of any material rejection of inventory or services, nonperformance of contracts and assertions of any claim, offset or counterclaim by any Account Debtor.

         (i)  Customers shall maintain a system of accounting in accordance with GAAP and ledger and account records which contain such information as may be requested by IBM Credit.

         (j)  Customers have no Lockbox, Special account or other deposit account with any bank except as provided in Exhibit A of this Agreement.

12.3	Negative Covenants.

         Each Customer covenants with IBM Credit that it will not at any time (without IBM Credit’s prior written consent, which shall not be unreasonably withheld or delayed):

         (a)  change its name or its state of organization;

         (b)  other than in the ordinary course of its business, sell, lease or otherwise dispose of or transfer any of its assets;

         (c)  merge or consolidate with another corporation;

         (d)  acquire any other corporation;

         (e)  enter into any material transaction not in the usual course of its business;

         (f)  guaranty or indemnify or otherwise become in any way liable with respect to the obligations of any Person, except by endorsement of instruments or items of payment for deposit to the general account of such Customer in the ordinary course of business or which are transmitted or turned over to IBM Credit on account of such Customer’s Obligations;

         (g)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

         (h)  make any change in its capital structure or operations which might in any way adversely affect the ability of such Customer to repay its Obligations;

         (i)  declare or make any dividend payments or other distribution of assets after the occurrence of any Event of Default, or that will create an Event of Default;

         (j)  incur any debts outside of the ordinary course of its business except renewals or extensions of existing debts and interest thereon;

         (k)  make any loans, advances, contributions or payments of money or Collateral to any parent corporation or to any officer, director or stockholder of such Customer or of any such corporation (except for reasonable compensation for personal services actually rendered) or to any subsidiary or Affiliate except as is reasonably consistent with everyday business operations;

         (l)  renew or extend the maturity date of that certain loan outstanding to Edward G. Newman, with an original principal amount of $990,188.00 and evidenced by the Promissory Note dated as of November 30, 2000, beyond December 31, 2002;

         (m)  permit any levy, attachment or restraint to be made affecting any of the Collateral; and

         (n)  establish any Lockbox, Special Account or other deposit account with any bank except as listed in Exhibit A of this Agreement.

Section 13.0   Claims and Obligations Regarding the Collateral.

         IBM Credit may perform any obligations of any customer in regards to the Collateral that such Customer shall fail or refuse to perform, and IBM Credit may but shall not be obligated to pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim asserted against the Collateral by any person without waiving or releasing any default or obligation of Customers under the Addendum. All sums paid by IBM Credit in performing in satisfaction or on account for the foregoing and any expenses, including reasonable attorneys’ fees and expenses, court costs, and other charges relating thereto, shall be part of Customers’ Obligations, payable on demand and secured by the Collateral.

Section 14.0   Default.

14.1	General Default Provisions.

         Any breach or failure on the part of any Customer to comply with or observe any of the terms, conditions, covenants, warranties or representations contained in (a) this Addendum, (b) the AWF, (c) the Other Documents between any Customer and IBM Credit or (d) any other written agreement between any Customer and IBM Credit or any affiliate of IBM Credit unless such breach or failure results from the actions or inactions of an IBM affiliate, including but not limited to IBM, shall constitute a default by Customers under the Agreement (“Event of Default”).

14.2	Rights and Remedies Generally.

         Upon the occurrence of an Event of Default under the Agreement, IBM Credit in addition to any other rights and remedies contained in the Agreement, is entitled to (i) exercise any or all rights it has as a secured party under applicable law; (ii) cease making financial accommodations or extending any additional credit to Customers; and (iii) declare Customers’ Obligations to be immediately due and payable. All rights and remedies of IBM Credit under the Agreement are cumulative and non-exclusive to the extent permitted by law.

         IBM Credit may also, without notice, enter any Customer’s premises and do either or both of the following:

         (a)  remain on such Customer’s premises and use the same, together with such Customer’s Books and Records, for the purpose of liquidating such Customer’s Accounts;

         (b)  remove the Books and Records to such place or places as IBM Credit may deem convenient for the purpose of IBM Credit’s using the same in connection with IBM Credit’s liquidation and collection of such Accounts.

Section 15.0      Term and Termination.

15.1	Term.

         This Addendum shall be in effect for a period of one (1) year beginning on the effective date of this Addendum (the “Original Term”) and shall automatically and continuously renew for successive additional terms of one year each (a “Renewal Term”) unless terminated in accordance with Paragraph 15.2.

15.2	Termination.

15.2.1 IBM Credit may terminate this Addendum (a) upon the occurrence of an Event of Default as defined in the Agreement and (b) at the end of the Original Term or at the end of any Renewal Terms by giving written notice of such termination by registered or certified mail addressed to Customers at their principal places of business as designated in this Addendum at least sixty (60) days prior thereto.

15.2.2 Any Customer may terminate this Addendum at any time by giving IBM Credit sixty (60) days prior written notice of such termination by registered or certified mail. Notice of termination must be addressed to IBM Credit at the address first above written. If any Customer terminates this Addendum, Customers shall not be relieved from any Obligations to IBM Credit arising out of IBM Credit’s advances or commitment made before the effective date of termination.

15.2.3 Upon the termination of this Addendum by IBM Credit or a Customer, all of Customers’ Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms, on the effective date of termination, unless IBM Credit has agreed to continue to finance a Customer’s inventory, in which case, if no Event of Default exists, any outstanding obligations of Customers to IBM Credit for specific inventory purchases shall be due and payable under their existing terms.

15.2.4 IBM Credit’s rights under the Agreement and IBM Credit’s security interest in the Collateral shall continue after termination of this Addendum until all of Customers’ Obligations to IBM Credit are paid in full. The covenants, warranties and representations of this Addendum shall survive termination of the Addendum.

Section 16.0      Alteration/Waiver.

         Except as otherwise provided, herein this Addendum may not be altered or amended except by an agreement in writing signed by Customers and by IBM Credit.

Section 17.0      Ratification of AWF.

         Except as specifically provided in this Addendum, the AWF and any amendments thereto shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Addendum shall not waive any provision of the AWF or any right, power or remedy of IBM Credit thereunder.

Section 18.0      Entire Agreement.

         This Addendum (including any and all Exhibits hereto), the AWF and the Other Documents and any other documents to be delivered pursuant hereto and thereto, constitute the entire agreement between the Customers and IBM Credit pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect to the subject matter hereof.

Section 19.0      Not Consumer Transaction. None of the Advances are consumer-goods transactions or consumer transactions and none of the Collateral constitutes consumer goods.

Section 20.0      Addendum Effective and Binding.

         This Addendum shall be effective and binding upon execution by Customers and IBM Credit. This agreement may be executed in any number of counterparts each of which shall be deemed to be an original when executed and delivered to the other party of this Agreement, with the same effect as if the signatures thereto and hereto were on the same instrument.

         IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Addendum to the AWF.

(SEAL)	Xybernaut Corporation

By:

Name:

ATTEST:	Title:

Date:

(SEAL)	Xybernaut Solutions, Inc.

By:

Name:

ATTEST:	Title:

Date:

By:

IBM Credit Corporation

By:________________________________

Name:______________________________

ATTEST: ______________________________	Title:_______________________________